Exhibit 10.19

THERAVANCE BIOPHARMA, INC.
 EXECUTIVE SEVERANCE PLAN
AND SUMMARY PLAN DESCRIPTION

(Originally effective June 2, 2014, as amended and restated effective November 13, 2024)

The Theravance Biopharma, Inc. Executive Severance Plan (the “Plan”) is primarily designed to provide separation pay and other benefits to Theravance Biopharma, Inc. (the “Company”) executives who meet the eligibility requirements as set forth below (an “Eligible Executive”) and whose employment is terminated under prescribed circumstances. The Plan was originally known as the Theravance Biopharma, Inc. Change in Control Severance Plan and was intended to provide severance benefits to Eligible Executives whose employment was involuntarily terminated in connection with a change in control occurring after the effective date of the plan. Effective November 13, 2024, the Plan has been amended and restated and renamed in order to provide both change in control and non-change in control severance benefits to Eligible Executives on the terms described below. Any references to the Company’s Change in Control Severance Plan in any offer letter, equity award agreement or other document shall, after the effective date of the amended Plan, be interpreted to refer to the Company’s Executive Severance Plan.

This Plan is designed to be an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). This Plan is governed by ERISA and, to the extent applicable, the laws of the State of California. This document constitutes both the official plan document and the required summary plan description under ERISA.

Certain capitalized terms are defined in Section II.4. below.

I.ELIGIBILITY

You will be an Eligible Executive for severance benefits under the Plan if:

•

you are an employee of the Company, or a parent or subsidiary of the Company that has been designated to participate in the Plan[1], and you are an officer (which means you have a title of “vice president” or higher);

•	your active employment is terminated as a result of a Qualifying Termination;
•

you execute (and do not revoke) a waiver and general release of all claims in a form provided by and acceptable to the Company as provided for in the section entitled “Release and Waiver of Claims,” within the prescribed number of days following your Involuntary Termination, as set forth in such release; and

•	you are not in one of the excluded categories listed below.

You will not be an Eligible Executive for severance benefits under this Plan if:

•	you are eligible to participate in the Company’s Employee Change in Control Severance Plan;

1  As of the effective date, Theravance Biopharma US, Inc. has been selected to participate in the Plan. Theravance Biopharma Ireland Limited was selected to participate in the Plan effective April 22, 2015 with respect to an Eligible Executive’s Change in Control Termination. Effective as of December 31, 2024, Theravance Biopharma US, LLC has been selected to participate in the Plan.

•	you are an independent contractor, a temporary employee, part-time employee working fewer than 32 hours per week, probationary employee or student employee;
•

you are employed with a successor employer following a Change in Control. However, you would be eligible for severance benefits pursuant to the terms of the Plan upon a subsequent Involuntary Termination other than for Misconduct within the designated period following a Change in Control; or

•	you are dismissed for Misconduct.

Notwithstanding anything in the Plan to the contrary, the Company’s current Chief Executive Officer (Rick E Winningham) shall not be eligible for severance benefits under the Plan in connection with a Non-Change in Control Termination. Mr. Winningham’s non-change in control severance benefits shall be governed by the terms of the letter agreement, dated August 5, 2014, between the Company and Mr. Winningham.

Notwithstanding anything in the Plan to the contrary, employees of Theravance Biopharma Ireland Limited shall not participate in the Plan or be eligible for benefits under the Plan in connection with a Non-Change in Control Termination.

The Company’s Board of Directors (the “Board”) or its Compensation Committee may waive any of the foregoing exclusions with respect to one or more individuals otherwise ineligible to participate in the Plan. Any such waiver must be in writing.

II.SEVERANCE BENEFITS

1.	Severance Guidelines

Non-Change in Control Severance Guidelines

If you are an Eligible Executive and you are subject to a Termination Without Misconduct that occurs more than three (3) months before, or more than twenty-four (24) months after, a Change in Control (a “Non-Change in Control Termination”), you will be paid a Severance Payment calculated as follows:

•	If you are a vice president at the time of your termination, 50% of your Annual Base Pay; or
•	If you are a senior vice president, 100% of your Annual Base Pay.

Change in Control Severance Guidelines

If you are an Eligible Executive and your employment is Involuntarily Terminated within three (3) months before or twenty-four (24) months after a Change in Control (a “Change in Control Termination”), you will be paid a Severance Payment calculated as follows:

If you were a vice president immediately before the Change in Control:

•	100% of your combined Annual Base Pay and Target Bonus, plus
•	A pro-rata portion of your current target bonus based on the number of full months of employment completed in the applicable period on the date of termination in such year of termination.

If you were a senior vice president or held a title greater than senior vice president (other than the title of chief executive officer of the Company) immediately before the Change in Control:

•	150% of your combined Annual Base Pay and Target Bonus, plus
•	A pro-rata portion of your current target bonus based on the number of full months of employment completed in the applicable period on the date of termination in such year of termination.

If you were the chief executive officer of the Company immediately before the Change in Control:

•	200% of your combined Annual Base Pay and Target Bonus, plus
•	A pro-rata portion of your current target bonus based on the number of full months of employment completed in the applicable period on the date of termination in such year of termination.

The full amount of any balance and accrued interest remaining on any outstanding loans owed by the Eligible Executive to the Company as of the date of the Change in Control Termination shall be forgiven in full immediately upon the Eligible Executive’s Change in Control Termination.

General

Payments made under this Plan shall not be treated as “compensation” for purposes of any 401(k) plan of the Company or a parent or subsidiary of the Company. An Eligible Executive will also receive his or her unpaid salary through his or her termination date and a lump sum payment for all accrued and unused vacation (through the termination date) in a final paycheck provided on his or her last day of work.

The Severance Payment under this subsection 1 shall be paid in one lump sum from the general assets of the Company within 60 days after the Eligible Executive’s Qualifying Termination or, if later, on the date of the Change in Control. Notwithstanding the foregoing, if the 60-day period described in the previous sentence spans two calendar years, then the Severance Payment will in any event be made in the second calendar year.

2.	Group Health Insurance Coverage

If (i) an Eligible Executive becomes entitled to a Severance Payment under this Plan, (ii) the Eligible Executive was a participant in the Company’s fully insured group health insurance plans (major medical, dental and vision) on the date of the Eligible Executive’s Separation and (iii) the Eligible Executive timely elects to continue his or her health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following his or her Separation, then the Company shall pay the monthly premium under COBRA for the Eligible Executive and, if applicable, the Eligible Executive’s dependents who were covered under the Company’s fully insured group health insurance plans as of the date of the Eligible Executive’s Separation, for the following periods:

•	9 months in the case of a vice president who is subject to a Non-Change in Control Termination;
•	12 months in the case of an Eligible Executive with a title of vice president immediately before a Change in Control and who is subject to a Change in Control Termination;
•	12 months in the case of an Eligible Executive with a title of senior vice president who is subject to a Non-Change in Control Termination; or

•	18 months in the case of an Eligible Executive with a title of senior vice president or higher immediately prior to a Change in Control and who is subject to a Change in Control Termination.

In no event shall the Company’s obligation to pay the monthly premium under COBRA for an Eligible Executive (and the Eligible Executive’s dependents, if applicable) exceed the COBRA continuation period applicable to the Eligible Executive. Further, the Company’s obligation to pay the monthly premium under COBRA shall cease when the Eligible Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. To the extent necessary to avoid the imposition of penalties on either the Eligible Executive or the Company by the Internal Revenue Service, the Company’s payment of the monthly premium under COBRA will be paid to the Eligible Executive as a lump sum taxable benefit, subject to applicable tax withholdings, at the same time as the Severance Payment described in Section 1 above.

3.	Equity

Non-Change in Control Termination

If an Eligible Executive who is a Vice President is subject to a Non-Change in Control Termination and is entitled to a Severance Payment under the Plan, then the vested portion of each outstanding equity award held by the Eligible Executive at the time of the Non-Change in Control Termination that is subject to time-based vesting conditions shall be calculated by adding 6 months to the actual period of service completed by such Eligible Executive.

If an Eligible Executive with a title of Senior Vice President is subject to a Non-Change in Control Termination and is entitled to a Severance Payment under the Plan, then the vested portion of each outstanding equity award held by the Eligible Executive at the time of the Non-Change in Control Termination that is subject to time-based vesting conditions shall be calculated by adding 12 months to the actual period of service completed by such Eligible Executive.

Any outstanding equity awards that are subject to performance-based vesting conditions shall not be eligible for acceleration of vesting pursuant to the preceding paragraphs and shall be governed by the terms of the applicable award agreement. For the avoidance of doubt, if an equity award was subject to performance-based vesting conditions that were satisfied prior to a Non-Change in Control Termination but the award remained subject to time-based vesting conditions at the time of a Non-Change in Control Termination, such award shall be eligible for 6 or 12 months, as applicable, acceleration of such time-based vesting conditions pursuant to the preceding paragraphs.

Change in Control Termination

If an Eligible Executive is subject to a Change in Control Termination and is entitled to a Severance Payment under the Plan, then, unless the applicable award agreement provides otherwise, the Company shall fully vest the Eligible Executive in all of his or her unvested equity awards, and such equity awards shall become fully exercisable, as of the date of the Eligible Executive’s Involuntary Termination.

General

Vesting of equity awards granted by Theravance, Inc. shall be governed by the terms of those awards or the applicable Theravance, Inc. Change in Control Severance Plan, as applicable, and not by this Plan.

4.	Definitions

Annual Base Pay shall mean the Eligible Executive’s base salary at the rate in effect at the time of a Non-Change in Control Termination or at the highest rate in effect at any regularly scheduled payroll period preceding the occurrence of the Change in Control in the case of a Change in Control Termination (“Base Salary”) and does not include, for example, bonuses, overtime compensation, incentive pay, sales commissions or expense allowances.

Target Bonus shall mean the normal bonus amount payable to the Eligible Executive based on the percentage of his or her Base Salary correlating with the Eligible Executive’s grade level, assuming that the Company’s cash bonus pool is set at 100%.

Termination Without Misconduct shall mean a Separation as a result of the termination of the service of the Eligible Executive which occurs by reason of such individual’s involuntary dismissal or discharge by the Company (or the parent or subsidiary employing the Eligible Executive) for reasons other than Misconduct.

Involuntary Termination shall mean a Separation as a result of the termination of the service of the Eligible Executive which occurs by reason of:

A.a Termination Without Misconduct, or

B.such individual’s voluntary resignation following (i) a material diminution in the Eligible Executive’s authority, duties or responsibilities, (ii) a material reduction in his or her base compensation, (iii) a material change in the geographic location at which he or she must perform services for the Company or (iv) any other action or inaction that constitutes a material breach by the Company (or parent or subsidiary employing an Eligible Executive) of the agreement under which the Eligible Executive provides services. For the Eligible Executive to receive the benefits under this Plan as a result of a voluntary resignation under this clause B, all of the following requirements must be satisfied: (1) the Eligible Executive must provide notice to the Company of his or her intent to assert this clause B within 90 days of the initial existence of one or more of the conditions set forth in subclauses (i) through (iv); (2) the Company (or parent or subsidiary employing the Eligible Executive) will have 30 days from the date of such notice to remedy the condition and, if it does so, the Eligible Executive may withdraw his or her resignation or may resign with no Plan benefits; and (3) any termination of employment under this clause B must occur within two years of the initial existence of one or more of the conditions set forth in subclauses (i) through (iv). Should the Company (or parent or subsidiary employing the Eligible Executive) remedy the condition as set forth above and then one or more of the conditions arises again within two years following the occurrence of a Change in Control, the Eligible Executive may assert this clause B again subject to all of the conditions set forth herein.

Misconduct shall mean the commission of any material act of fraud, embezzlement or dishonesty by an individual, any material unauthorized use or disclosure by such person of confidential information or trade secrets of the Company (or any parent or subsidiary), or any other intentional material misconduct by such person adversely affecting the business or affairs of the Company (or any parent or subsidiary).

Change in Control shall mean:

A.The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity;

B.The sale, transfer or other disposition of all or substantially all of the Company’s assets;

C.A change in the composition of the Board, as a result of which fewer than 50% of the incumbent directors are directors who either:

(i)	had been directors of the Company on the date 12 months prior to the date of such change in the composition of the Board (the “Original Directors”) or
(ii)

were appointed to the Board, or nominated for election to the Board, with the affirmative votes of at least a majority of the aggregate of (A) the Original Directors who were in office at the time of their appointment or nomination and (B) the directors whose appointment or nomination was previously approved in a manner consistent with this clause (ii); or

D.Any transaction as a result of which any person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Paragraph (D), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a parent or subsidiary and (ii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the country or state, as applicable, of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction. In addition, a transaction shall not constitute a Change in Control unless it also constitutes a “change in control event” under Treasury Regulation 1.409A-3(a)(5).

Notwithstanding anything herein to the contrary, a sale by Theravance Biopharma US Holdings, Inc. and Triple Royalty Sub II LLC, each a wholly-owned subsidiary of the Company, of the Class B Units and Class C Units held by each of them in Theravance Respiratory Company, LLC, shall not constitute a Change in Control.

Separation shall mean a “separation from service” as defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

Qualifying Termination shall mean either a Non-Change in Control Termination or a Change in Control Termination.

5.	Golden Parachute Tax Limitation

The Internal Revenue Code imposes an excise tax on certain payments and other benefits received by certain officers and shareholders in connection with a change of control involving the Company. Such payments can include severance pay, loan forgiveness and acceleration of vesting.

Basic Rule.

In the event that it is determined that any payment or distribution of any type (cash, equity or otherwise) to or for the benefit of the Eligible Executive made by the Company, by any of its affiliates, by any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of section 280G of the Code and the regulations thereunder) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or under any other agreement including an Eligible Executive’s equity award agreements and including loan forgiveness (the “Total Payments”), would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then:

•

Rule for grandfathered Eligible Executives: If, immediately prior to the original effective date of the Plan, the Eligible Executive was eligible to participate in the Theravance, Inc. Amended and Restated Change in Control Severance Plan (i.e., the Eligible Executive was an officer of Theravance, Inc. as of December 16, 2009), the Company shall pay Eligible Executive an additional amount (a “Gross-Up Payment”) equal to the amount that shall fund the payment by the Eligible Executive of any Excise Tax on the Total Payments as well as all income taxes imposed on the Gross-Up Payment, any Excise Tax imposed on the Gross-Up Payment and any interest or penalties imposed with respect to taxes on the Gross-Up Payment or any Excise Tax, or

•

Rule for all other Eligible Executives: In the case of any other Eligible Executive, the Total Payments shall be made to the Eligible Executive either (i) in full or (ii) as to such lesser amount as would result in no portion of the Total Payments being subject to Excise Tax (a “Reduced Payment”), whichever of the foregoing results in the receipt by the Eligible Executive on an after-tax basis, of benefits of the greatest value, notwithstanding that all or some portion of the Total Payments may be subject to the Excise Tax.

For avoidance of doubt, the Total Payments shall include acceleration of vesting of equity awards granted by Theravance, Inc. that vest based on service to the Company and that accelerate in connection with a change in control of the Company, but only to the extent such acceleration of vesting is deemed a parachute payment with respect to a change in control of the Company.

Rules Applicable to Gross-Up Payment.

Determination by Accountant.

All mathematical determinations and all determinations of whether any of the Total Payments are “parachute payments” (within the meaning of section 280G of the Code), including all determinations of whether a Gross-Up Payment is required and of the amount of such Gross-Up Payment, shall be made by an independent accounting firm selected by the Company (the “Accounting Firm”), which shall provide its determination (the “Determination”), together with detailed supporting calculations regarding the amount of any Gross-Up Payment, both to the Company and to the Eligible Executive within seven business days of the Eligible Executive’s Separation, if applicable, or such earlier time as is requested by the Company or by the Eligible Executive (if the Eligible Executive reasonably believes that any of the Total Payments may be subject to the Excise Tax). If the Accounting Firm determines that no Excise Tax is payable by the Eligible Executive, it shall furnish the Eligible Executive with a written statement that such Accounting Firm has concluded that no Excise Tax is payable (including the reasons therefor) and that the Eligible Executive has substantial authority not to report any Excise Tax on the Eligible Executive’s federal income tax return. If a Gross-Up Payment is determined to be payable, it shall be paid to the Eligible

Executive within five business days after the Determination is delivered to the Company or the Eligible Executive and in no event later than the close of the calendar year following the calendar year in which the Eligible Executive pays the Excise Tax. Notwithstanding the foregoing, to the extent the Gross-Up Payment is subject to Section 457A of the Code, it will be paid no later than 12 months after the end of the Company’s taxable year in which the Eligible Executive’s Involuntary Termination occurs. Any determination by the Accounting Firm shall be binding upon the Company and the Eligible Executive, absent manifest error.

Underpayments and Overpayments.

As a result of uncertainty in the application of Sections 4999 and 280G of the Code at the time of the initial Determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by the Company should have been made (“Gross-Up Underpayments”) or that Gross-Up Payments will have been made by the Company which should not have been made (“Gross-Up Overpayments”). In either event, the Accounting Firm shall determine the amount of the Gross-Up Underpayment or Gross-Up Overpayment that has occurred. In the case of a Gross-Up Underpayment, the amount of such Gross-Up Underpayment shall promptly be paid by the Company to or for the benefit of the Eligible Executive. In the case of a Gross-Up Overpayment, the Eligible Executive shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company and otherwise reasonably cooperate with the Company to correct such Gross-Up Overpayment; provided, however, that (i) the Eligible Executive shall in no event be obligated to return to the Company an amount greater than the net after-tax portion of the Gross-Up Overpayment that the Eligible Executive has retained or has recovered as a refund from the applicable taxing authorities and (ii) this provision shall be interpreted in a manner consistent with the intent of this section, which is to make the Eligible Executive whole, on an after-tax basis, for the application of the Excise Tax, it being understood that the correction of a Gross-Up Overpayment may result in the Eligible Executive’s repaying to the Company an amount which is less than the Gross-Up Overpayment.

Rules Applicable to Reduced Payments.

Determination by Accountant.

The Determination as to whether any of the Total Payments are “parachute payments” (within the meaning of section 280G of the Code) and whether to make a Reduced Payment shall be made by the Accounting Firm, which shall provide such Determination, together with detailed supporting calculations both to the Company and to the Eligible Executive within seven business days of the Eligible Executive’s Separation, if applicable, or such earlier time as is requested by the Company or by the Eligible Executive (if the Eligible Executive reasonably believes that any of the Total Payments may be subject to the Excise Tax). In any event, as promptly as practicable following the Accounting Firm’s Determination, the Company shall pay or transfer to or for the benefit of the Eligible Executive such amounts as are then due to him or her and shall promptly pay or transfer to or for the benefit of the Eligible Executive in the future such amounts as become due to him or her. Any determination by the Accounting Firm shall be binding upon the Company and the Eligible Executive, absent manifest error.

Reduction of Payments.

For purposes of determining whether to make a Reduced Payment, if applicable, the Company shall cause to be taken into account all federal, state and local income and employment taxes and excise taxes applicable to the Eligible Executive (including the Excise Tax). If a Reduced Payment is made, the Company shall reduce or eliminate the Total Payments in the following order: (1) cancellation of accelerated vesting of options with no intrinsic value, (2) reduction of cash payments, (3) cancellation of accelerated vesting of equity awards other than options, (4) cancellation of accelerated vesting of options with intrinsic value and

(5) reduction of other benefits paid to the Eligible Executive. In the event that acceleration of vesting is reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Eligible Executive’s equity awards. In the event that cash payments or other benefits are reduced, such reduction shall occur in reverse order beginning with payments or benefits which are to be paid farthest in time from the date of the Determination. For avoidance of doubt, an option will be considered to have no intrinsic value if the exercise price of the shares subject to the option exceeds the fair market value of such shares.

Underpayments and Overpayments.

As a result of uncertainty in the application of Sections 4999 and 280G of the Code at the time of the initial Determination by the Accounting Firm hereunder, it is possible that payments will have been made by the Company which should not have been made (an “Overpayment”) or that additional payments which will not have been made by the Company could have been made (an “Underpayment”), consistent in each case with the calculation of whether and to what extent a Reduced Payment shall be made hereunder. In either event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the event that the Accounting Firm determines that an Overpayment has occurred, such Overpayment shall be treated for all purposes as a loan to the Eligible Executive that he or she shall repay to the Company, together with interest at the applicable federal rate provided in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Eligible Executive to the Company if and to the extent that such payment would not reduce the amount that is subject to taxation under Section 4999 of the Code. In the event that the Accounting Firm determines that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Company to or for the benefit of the Eligible Executive, together with interest at the applicable federal rate provided in Section 7872(f)(2) of the Code.

If this Section 5 is applicable with respect to an Eligible Executive’s receipt of a Reduced Payment, it shall supersede any contrary provision of any plan, arrangement or agreement governing the Eligible Executive’s rights to the Total Payments.

6.	Sections 409A and 457A.

Severance payments and benefits under the Plan are intended to be exempt from the application of Section 409A of the Code and any state law of similar effect, and the Plan will be construed to the greatest extent possible consistent with such intent. In particular, severance payments are intended to be exempt from the application of Section 409A of the Code pursuant to Treasury Regulation 1.409A-1(b)(4) (as a short-term deferral) and alternatively pursuant to Treasury Regulation 1.409A-1(b)(9)(iii) (to the extent of the dollar limitation set forth therein). To the extent not so exempt, the Plan will be construed to comply with the requirements of Section 409A of the Code so that none of the payments or benefits hereunder will be subject to additional tax imposed under Section 409A of the Code. For purposes of Section 409A of the Code, an Eligible Executive’s right to receive a series of installment payments under the Plan will be treated as a right to receive a series of separate payments. Severance payments and benefits under the Plan are also intended to be exempt from the application of Section 457A of the Code and will be construed to the greatest extent possible consistent with such intent.

This paragraph shall only apply if the Company determines that the Eligible Executive is a “specified employee” under Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder when his or her Separation occurs. If this paragraph applies, it shall supersede any contrary provision of the Plan. To the extent that any payments or benefits to which an Eligible Executive becomes entitled under the Plan in connection with a Separation constitute “deferred compensation” subject to Section 409A of the Code, such payments shall not be paid, or, in the case of installments, shall not commence until expiration of the six-month period measured from the Eligible Executive’s Separation or the date of the Eligible Executive’s death, but only to the extent necessary to avoid the additional tax imposed by Section 409A of the Code. The severance payments or benefits that otherwise would have been made during such deferral period shall be paid in a lump sum on the first day following expiration of the deferral period.

III.OTHER IMPORTANT INFORMATION

1.

Release and Waiver of Claims. Any other provision of this Plan notwithstanding, an Eligible Executive shall not be entitled to receive any Severance Payment, other payment, or benefit under this Plan unless such Eligible Executive has executed a waiver of claims and a general release of all claims in favor of the Company and its affiliates. Such release shall be executed on a form provided by and acceptable to the Company. The Company shall complete the form of release and deliver it to the Eligible Executive within 30 days after his or her Separation occurs. The form of the release will specify how much time such Eligible Executive has to sign it and whether there is a revocation period; provided, however, that the deadline for execution of the release will in no event be later than 50 days after the Eligible Executive’s Separation and the release must become effective by the 60th day after the Eligible Executive’s Separation. If the release has not been signed by the Eligible Executive and become effective by the 60th day after the Eligible Executive’s Separation, then the Eligible Executive will cease to be eligible for benefits under this Plan.

2.

Plan Administration. As the Plan Administrator, the Company has full discretionary authority to administer and interpret the Plan, including discretionary authority to determine eligibility for benefits under the Plan and the amount of benefits (if any) payable per participant. Any determination by the Plan Administrator will be final and conclusive upon all persons. The Plan Administrator hereby delegates to the Chief Financial Officer all of its administrative duties. Accordingly, the Chief Financial Officer, on behalf of the Plan Administrator, has full discretionary authority to carry out its delegated duties. Any determination by the Chief Financial Officer will be final and conclusive upon all persons. The Company, as the Plan Administrator, will indemnify and hold harmless the Chief Financial Officer for carrying out the responsibilities of the Plan Administrator; provided, however, such person does not act with gross negligence or willful misconduct.

3.

Benefits. The Company is not required to establish a trust to fund the Plan. The benefits provided under this Plan are not assignable and may be conditioned upon your compliance with the waiver and release of claims signed by you and any confidentiality agreement and/or proprietary information and invention assignment agreement you have entered into with the Company.

4.

Claims Procedure. If you believe you are incorrectly denied a benefit or are entitled to a greater benefit than the benefit you receive under the Plan, you may submit a signed, written application to the Plan Administrator. This notice must be filed within ninety (90) days of your Separation or, if your claim involves a Gross-Up Payment or a Reduced Payment, within ninety (90) days of the date on which a Determination is made regarding such Gross-Up Payment or Reduced Payment.

•

Initial Claims Procedure. The Plan Administrator shall, within ninety (90) days after receipt of a claim, either allow or deny the claim in writing. The ninety (90)-day period may be extended for another ninety (90) days if the Plan Administrator determines that special circumstances warrant an extension. If an extension is required, you will be notified in advance of the circumstances underlying the extension and the date by which the Plan Administrator expects to render a decision. A denial of a claim should include:

a)	The specific reason or reasons for the denial;

b)	Specific reference to pertinent Plan provisions on which the denial is based;
c)	A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
d)	An explanation of the Plan’s claim review procedure, including the right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.
•

Appeals Procedure. If your claim is denied, you (or your duly authorized representative) may, within sixty (60) days after receipt of denial of your claim, submit a written request to the Plan Administrator for a full and fair review of the denied claim. As part of the appeal, you may submit written issues and comments, documents, records and other information relating to the claim. Upon request and free of charge, you will be provided reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits. The review will take into account all comments, documents, records and any other information submitted by you relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

The Plan Administrator shall notify you of the final decision on review within sixty (60) days after receipt of a request for review. The sixty (60)-day period may be extended for another sixty (60) days if the Plan Administrator determines that special circumstances warrant an extension. If an extension is required, you will be notified in advance of the circumstances underlying the extension and the date by which the Plan Administrator expects to render a decision. The final decision will be provided in writing and, if adverse, will include:

a)	The specific reason or reasons for the adverse determination;
b)	A reference to specific Plan provisions on which the adverse determination was made;
c)

A statement that you are entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to your claim for benefits; and

d)

A statement describing any voluntary appeal procedures offered by the Plan and your right to obtain the information about such procedures and a statement of your right to bring an action under ERISA Section 502(a).

In reviewing the adverse benefit determination of a benefit claim, the Plan Administrator will have full authority to interpret and apply in its discretion the provisions of the Plan. The decision of the Plan Administrator will be final and binding on all parties. You must follow and fully exhaust these claims procedures before you may commence a civil action in court for any claim. Additionally, any legal action must be commenced within two (2) years following the date on which administrative remedies have been exhausted hereunder.

5.

Plan Terms. Except as expressly provided herein, this Plan supersedes any and all prior separation, severance and salary continuation arrangements, programs and plans which were previously offered by the Company for which you are eligible, but excluding terms of the Company’s equity plans and individual letter agreements which address the vesting of equity awards. In no event shall an Eligible Executive receive cash severance benefits under this Plan and under any other Plan, program or arrangement.

6.

Plan Amendment or Termination. The Company, acting through its Board or its Compensation Committee, reserves the right to terminate or amend the Plan at any time and in any manner. Any termination or amendment of the Plan may be made effective immediately with respect to any benefits not yet paid, whether or not prior notice of such amendment or termination has been given to affected employees. However, no amendment or termination may be approved following the execution of a definitive agreement to effect any Change in Control involving the Company without the consent of 75% of the then participating Eligible Executives.

7.	Taxes. Except as set forth herein, the Company will withhold taxes and other payroll deductions from any severance payment.
8.

No Right to Employment. This Plan does not provide you with any right to continue employment with the Company (or any parent or subsidiary) or affect the Company’s right (or the right of any parent or subsidiary employing an Eligible Executive), which right is hereby expressly reserved, to terminate the employment of any individual at any time for any reason with or without cause.

IV.STATEMENT OF ERISA RIGHTS

As a participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:

Receive Information About Your Plan and Benefits

1.

Examine, without charge, at the Plan Administrator’s office, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

2.

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) summary plan description. The Plan Administrator may make a reasonable charge for the copies.

3.	Receive a summary of the Plan’s annual financial report, if applicable. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes obligations upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.

No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit to which you are entitled under the Plan or from exercising your rights under ERISA.

Enforce Your Rights

If your claim for a severance benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan, if applicable, and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and to pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If it should happen that Plan fiduciaries are misusing the Plan’s assets (if any) or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim is frivolous.

Assistance with Your Questions

If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

ADDITIONAL PLAN INFORMATION

Name of Plan:	Theravance Biopharma, Inc. Executive Severance Plan

Company Sponsoring Plan:	Theravance Biopharma, Inc. c/o Theravance Biopharma US, Inc. 901 Gateway Blvd. South San Francisco, CA 94080 (650) 808-6000

Employer Identification Number:	N/A; provided, however, the Employer Identification Number for Theravance Biopharma US, Inc., which is a participating employer in the Plan is:

Plan Number:

Plan Year:	The calendar year; the first plan year shall end December 31, 2014

Plan Administrator:	Theravance Biopharma US, Inc. 901 Gateway Blvd. South San Francisco, CA 94080 (650) 808-6000

Agent for Service of Legal Process:	Plan Administrator

Type of Plan:	Severance Plan/Employee Welfare Benefit Plan

Plan Costs:	The cost of the Plan is paid by Theravance Biopharma, Inc.